Exhibit 99.1

NEWS RELEASE	Altria Group, Inc. 120 Park Avenue New York, NY 10017

Contact: Nicholas M. Rolli (917) 663-3460

Timothy R. Kellogg (917) 663-2759

GEORGE MUÑOZ ELECTED TO BOARD OF DIRECTORS
OF ALTRIA GROUP, INC.

      NEW YORK, October 27, 2004—The Board of Directors of Altria Group, Inc. (NYSE:MO) today announced the election of George Muñoz, age 53, to the Board of Directors. With the addition of Mr. Muñoz, the Altria Group Board increases from 10 to 11 directors.

      Mr. Muñoz is currently President of Muñoz Investment Banking Group, LLC, a Washington, D.C. based firm focused on the Emerging Markets and the U.S. Hispanic community. In addition, he is a Partner in the Chicago law firm of Tobin, Petkus & Muñoz. Mr. Muñoz is the former President and Chief Executive Officer of the Overseas Private Investment Corporation, an independent federal agency that provides financing and political risk insurance to private sector investments in developing countries (1997 – 2001). He is also a former Assistant Secretary and Chief Financial Officer of the U.S. Department of Treasury (1993 to 1997). Prior to joining the U.S. Department of Treasury, Mr. Muñoz was a lawyer and investment banker in Chicago, concentrating on international law and business. He was president of the Chicago Board of Education for three years in the mid-1980s. Mr. Muñoz currently serves on the boards of Marriott International and Anixter International.

      “I am delighted to welcome George Muñoz to our board of directors,” said Louis C. Camilleri, chairman of the board and chief executive officer of Altria Group, Inc. “With his broad business, legal and government background, I know he will make significant contributions.”

      Mr. Muñoz is a licensed certified public accountant and attorney. He holds a Juris Doctor from Harvard Law School, a Masters in Public Policy from the Kennedy School of Government, a Master of Laws in Taxation from DePaul University, and a Bachelor of Business Administration from the University of Texas at Austin.

*      *      *

      Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 85% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc. The brand portfolio of Altria Group, Inc.'s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2003 net revenues of $81.8 billion.